SUBSCRIPTION AGREEMENT


     TRUST  FOR  INVESTMENT  MANAGERS  (the  "Trust")  , a  registered  open-end
management   investment   company,   and  St.  Denis  J.  Villere  &  Co.,  (the
"Purchaser"), intending to be legally bound, hereby agree as follows:

     1. In order to provide the Trust with its initial capital, the Trust hereby sells to the Purchaser, and the Purchaser hereby purchases 10,000 shares of beneficial interest, no par value of the Trust (the "Shares"), at a price of $10.00 per share. The Trust hereby acknowledges receipt from the Purchaser of funds in the amount of $100,000 in full payment for the shares.

     2. The Purchaser represents and warrants to the Trust that the Shares are being acquired for investment and not with a view to distribution thereof and that the Purchaser has no present intention to redeem or dispose of any of the Shares.

     IN WITNESS WHEREOF, the parties have executed this agreement as of the __ day of September, 1999.


                                     TRUST FOR INVESTMENT MANAGERS


                                     By:
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                                     ST. DENIS J. VILLERE & CO.


                                     By:
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